UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 28, 2009

HAMPSHIRE GROUP, LIMITED

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-20201 (Commission File Number)	06-0967107 (I.R.S. Employer Identification No.)

114 W. 41st Street, New York, New York (Address of principal executive offices)	10036 (Zip code)

(212) 840-5666

(Registrant’s telephone number including area code)

1924 Pearman Dairy Road, Anderson, South Carolina

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01.	Changes in Registrant’s Certifying Accountant.

As described in Items 4.01(a) and (b) below, Hampshire Group, Limited (the “Company”) has dismissed Deloitte & Touche, LLP (“Deloitte”) as the Company’s independent registered public accounting firm and engaged BDO Seidman LLP (“BDO”) as its new independent registered public accounting firm.

(a)  Dismissal of Independent Accountant.

On September 28, 2009, the Company dismissed Deloitte as the Company’s independent registered public accounting firm.  The decision to dismiss Deloitte was recommended and approved by the Audit Committee of the Company’s Board of Directors (the “Audit Committee”) as part of the Company’s continuing effort to reduce costs consistent with its restructuring plan.

The audit reports of Deloitte on the Company’s consolidated financial statements for the fiscal years ended December 31, 2008 and 2007 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that the report for fiscal year ended December 31, 2008 contained an explanatory paragraph in respect to uncertainty as to our ability to continue as a going concern.  Specifically, the Company was not in compliance with a covenant in its credit facility at December 31, 2008, which raised uncertainty regarding the Company’s ability to fulfill its financial commitments as they become due during 2009. Subsequently, the Company amended its credit facility on August 7, 2009, which eliminated the covenant violation and provided the Company with a $48 million credit facility.  During the fiscal years ended December 31, 2008 and December 31, 2007, and during the period from the end of the most recently completed fiscal year through September 28, 2009, the date of the dismissal of Deloitte, there were no disagreements with Deloitte regarding any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Deloitte would have caused it to make reference to such disagreements in its reports. During the years ended December 31, 2008 and 2007, and through September 28, 2009, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

The Company has provided Deloitte with a copy of the disclosure contained in this Current Report on Form 8-K and has requested that Deloitte furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether Deloitte agrees with the above statements. A copy of that letter, dated October 2, 2009, is filed as Exhibit 16.1 to this Current Report on Form 8-K.

(b)  Engagement of Independent Accountant.

On September 28, 2009, concurrently with the dismissal of Deloitte and upon the recommendation and approval of the Audit Committee, the Company engaged BDO as its independent registered public accounting firm for the fiscal year ended December 31, 2009, and to perform procedures related to the financial statements included in the Company’s quarterly reports on Form 10-Q, beginning with the quarter ended September 26, 2009. During the fiscal years ended December 31, 2008 and 2007 and through September 28, 2009, the date of the appointment of BDO, the Company did not consult BDO with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matters or reportable events as defined in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Item 8.01.	Other Events.

On September 28, 2009, the Company entered into a settlement and mutual release agreement with NAF Holdings II, LLC (“NAF”), pursuant to which the Company and NAF settled and discharged all claims related to and arising under the merger agreement dated as of February 23, 2009, by and among the Company, NAF and a wholly owned subsidiary of NAF (the “Merger Agreement”) and all claims related to and arising under ancillary agreements entered into in connection with the negotiation and execution of the Merger Agreement. Under the terms of the settlement agreement, the Company agreed to reimburse NAF for

$833,000 of approximately $2.1 million in transactional related expenses incurred by NAF in connection with the Merger Agreement.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.
16.1	Letter from Deloitte & Touche LLP, dated October 2, 2009, to the Securities and Exchange Commission

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HAMPSHIRE GROUP, LIMITED

By /s/ Heath L. Golden

Name: Heath L. Golden

Title:	Chief Executive Officer

Dated: October 2, 2009